Exhibit 10.84

2009 Executive Officer Compensation Arrangements

Executive Officer	2009 Base Salary Rate ($)
Bruce C. Cozadd Chairman and Chief Executive Officer	421,200
Samuel R. Saks, M.D. (1) Former Chief Executive Officer	421,200
Robert M. Myers President	399,600
Carol A. Gamble Senior Vice President, General Counsel and Corporate Secretary	339,150
Janne L. T. Wissel Senior Vice President and Chief Regulatory Officer	321,300
Joan E. Colligan Principal Accounting Officer and Acting Principal Financial Officer	210,000

(1)

Dr. Saks resigned his position with the company effective April 3, 2009 and has not received any compensation since that date. Dr. Saks executed a consulting agreement with us effective April 4, 2009 through April 3, 2010, but to date has not performed any consulting for us pursuant to that agreement.